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                                                                    Exhibit 10.4

                    CONFIDENTIAL TREATMENT REQUESTED-REDACTED

                   SOFTWARE DISTRIBUTION AND LICENSE AGREEMENT

           This SOFTWARE DISTRIBUTION AND LICENSE AGREEMENT (this "Agreement") is entered into as of the 17th day of January 1995, by and between ICARUS CORPORATION, a Maryland corporation with offices at One Central Plaza, 11300 Rockville Pike, Rockville, Maryland 20852 ("ICARUS"), and PRIMAVERA SYSTEMS INC., a Delaware corporation having an office at Two Bala Plaza, Bala Cynwyd, Pennsylvania 19004 ("PRIMAVERA").

      WHEREAS, Primavera has developed computer software and related technology related to the scheduling of projects, and

      WHEREAS, ICARUS has developed technology related to the project evaluation and process evaluation of projects in the processing and related industries, and

      WHEREAS, ICARUS desires to distribute Primavera computer software technology with its computer software and market such bundled software worldwide to its customers via its sales force, and through its Affiliate and its Dealers.

      NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth in this Agreement, ICARUS and Primavera hereby agree as follows:

                                    ARTICLE I
                               CONTRACT DOCUMENTS

      1.01 Contract Documents. The agreement between the parties (Agreement) shall consist of the Basic Agreement (pages 1 through 28) and the following appendix:

      1.02 Conflict. Should there be any conflict between the Basic Agreement and the appendix, the Basic Agreement shall control.

                                   ARTICLE II
                                   DEFINITIONS

       2.01 "Primavera Software" means the Primavera Project Planner project scheduling software product commonly referred to in the industry as "P3 for Windows," and all other software and firmware received by ICARUS under this Agreement including user documentation, updates, upgrades and replacements thereto, marketed directly or indirectly by Primavera.

      2.02 "Source Code" means the Licensed Software when written in a form or language understandable to humans, generally in a higher level computer language and further including embedded comments, where such source code as created by Primavera contains


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sufficient information to permit a programmer with ordinary skills in writing code for project scheduling to update or modify such software.

      2.03 "User Documentation" means user manuals or other written descriptions of the Licensed Software prepared by Primavera to assist an end user of such software to understand and use such software.

      2.04 "Program Documentation" means specifications and other written descriptions of the Licensed Software sufficiently detailed to enable a skilled programmer to have reasonable facility in understanding, using, updating and modifying such software, and in incorporating such software in other software products.

      2.05 "Enhancement Kit" means a sealed package commercially released by Primavera containing an Upgrade or Update to the Licensed Software encoded in Object Code on electronic media, and documentation therefor, developed by Primavera during the term of this Agreement.

      2.06 "Licensed Software" means the Primavera Software and all Updates and Upgrades thereto.

      2.07 "Licensed Materials" means the Licensed Software and the User Documentation.

      2.08 "Confidential Information" means business and technical information of a party hereto that is treated as confidential by such party, and which includes but is not limited to computer programs, source code, algorithms, customer lists, price lists, marketing plans and business plans, and that is furnished to the other party hereto with written notice that the same is deemed "Confidential Information."

      2.09 "Object Code" means the Licensed Software in a form that can be executed by a computer using the appropriate operating system without compilation or interpretation. Object Code specifically excludes Source Code.

      2.10 "Firmware" means any hardware device which must be present in the computer operating environment while Primavera Software is functioning.

      2.11 "ICARUS Software" means software marketed by ICARUS that incorporates ICARUS project evaluation and/or process evaluation and/or cost estimating and/or cost engineering technology for the chemical processing industries, including but not limited to the chemical, petrochemical, oil refining, power generation, ore beneficiation, pulp and paper, food, and related industries.



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      2.12 "Software Product" means a software product that comprises ICARUS
Software bundled with the Licensed Software, and is packaged and marketed by ICARUS, its Affiliates, or its Dealers as a single product.

      2.13 All dollar ($) figures herein are United States dollars.

      2.14 "License Year" means a calendar year. The First License Year shall be the calendar year 1995.

      2.15 "Dealer" means an ICARUS authorized dealer, distributor, or Business Partner that purchases or licenses Software Products from ICARUS and resells or licenses such Software Products to another Dealer or to an End User. All Dealers are independent contractors.

      2.16 "Affiliate" means ICARUS Services Limited, an English corporation having an office at The Graftons, Stamford New Road, Altrincham WA14 1DQ, England. ICARUS Services Limited is a corporation separate from ICARUS and is an independent contractor.

      2.17 "Primavera Product Kits" or " Product Kits" means a sealed package bearing a unique serial number or series of unique serial numbers and which includes (a) a copy of Primavera Software encoded in Object Code on electronic media in a form released by Primavera, and (b) User Documentation developed by Primavera.

      2.18 "End User" means a person or entity that purchases or licenses one or more copies of the Software Products from ICARUS, its Affiliate or Dealers, and uses such Software Products solely in accordance with the terms of a Primavera End User License.

      2.19 "Primavera End User License" means the written license agreement contained in each Primavera Product Kit that is distributed to each End User as part of a Software Product and which shall be the same as that distributed by Primavera to its own customers), and pursuant to which the End User has the limited right to use the Licensed Software. The form of the Primavera End User License is attached hereto as Appendix B.

      2.20 "Update" means all corrections, minor improvements or additions, and substitutions to the Licensed Materials prepared or owned by Primavera and which may from time to time be distributed to end users without imposition of an additional charge.

       2.21 "Upgrade" means all modifications, additions and substitutions to the Licensed Materials that result in substantial performance, structural, or functional improvements or additions for which Primavera generally imposes a separate charge on its end users.

      2.22 "Kit Order" means a written order from ICARUS to Primavera for Product Kits or Enhancement Kits manufactured by Primavera.



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      2.23 "Derivative Work" means any work, other than the Software Product, derived from the Licensed Software or that utilizes or incorporates any part thereof, in any medium, format or form whatsoever.

                                   ARTICLE III
                                  LICENSE GRANT

      3.01 License. Primavera hereby grants to ICARUS, and ICARUS hereby accepts from Primavera, a worldwide nonexclusive non-transferable right and license during the term of this Agreement to:

            (a) Distribute Primavera Product Kits solely as part of a Software Product, and not as a standalone product, to End Users by sale or license directly and through its Affiliate and Dealers;

            (b) Distribute Primavera Product Kits by sale or license directly and through its Affiliate and Dealers to End Users that have previously licensed ICARUS Software;

            (c) Distribute Enhancement Kits to End Users that have previously licensed a Software Product by sale or license directly and through its Affiliate and Dealers; and

            (d) Use, publicly perform and publicly display the Licensed Materials in marketing, promotion and support of the Software Products and to sublicense its Affiliate and Dealers to do the same.

       3.02 Version. Upon the commercial release by Primavera of Upgrades, if any, to the Licensed Materials, ICARUS and Primavera shall jointly decide which version of the Licensed Materials to include in the Software Products. It is intended that during throughout the term of this Agreement that ICARUS shall deliver the then current release of the Primavera software to its customers subject to the time required by ICARUS to coordinate its own software with the latest version from Primavera.

       3.03 Distribution of Product Kits. ICARUS shall distribute the sealed Primavera Product Kits and Enhancement Kits intact, with all packaging, documentation, and Primavera End User Licenses contained therein. ICARUS shall neither add any materials nor remove any materials from the Product Kits or the Enhancement Kits. ICARUS shall not alter, deface or conceal any trademark or tradename appearing in or on the Product Kits or the Enhancement Kits. ICARUS shall require by written agreement that its Affiliate and Dealers adhere to the terms of this provision.


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      [*]

      In the event Primavera shall receive any ICARUS software or firmware from ICARUS, Primavera shall not in any way translate, disassemble, reverse engineer or decompile same. This provision shall survive the termination of this Agreement.

      3.05 Title; Reserved Rights.

            (a) ICARUS acknowledges and agrees that the Licensed Materials are owned by Primavera. The ownership of the copyrights in the Licensed Materials, and title to the Licensed Materials and all copies thereof, shall remain with Primavera. ICARUS shall have no ownership rights to them by virtue of this Agreement.

            (b) Primavera acknowledges and agrees that the ICARUS Software and the Software Products, as collective works, are owned by ICARUS. The ownership of the copyrights in the ICARUS software and the Software Products, as collective works, and title to the ICARUS Software and all copies thereof, shall remain with ICARUS. Primavera shall have no ownership rights to them by virtue of this Agreement.

            (c) Primavera hereby reserves all rights not specifically granted herein to ICARUS. Except as expressly provided in Paragraph 3.01 hereof, Primavera does not convey to ICARUS in this Agreement any intellectual property rights in the Licensed Materials, including without limitation rights under patent or copyright. By way of example, ICARUS shall have no right to reproduce, copy, or modify or prepare "Derivative Works. of the Licensed Materials, the Primavera Product Kits, or the Enhancement Kits.

      3.06 No Obligation to Develop or Market. Nothing contained in this Agreement shall be construed to obligate ICARUS to develop, market or license the Software Products.

      3.07 Competing Products.

            (a) Primavera acknowledges and agrees that ICARUS may develop, attempt to develop, market or license to or from others project scheduling or evaluation software similar in nature to the Primavera Software or the Software Products in competition with PRIMAVERA, none of which is precluded by this Agreement.

            (b) ICARUS acknowledges and agrees that, in view of the nonexclusive nature of the rights granted to ICARUS herein, Primavera retains the right to offer, sell, license,


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market or distribute the Licensed Materials and the Primavera Product Kits
directly or indirectly to any person or entity for any purpose, including without limitation the development of software products that are functionally similar to or competitive with ICARUS Software, the Software Products or any other product hereafter distributed by ICARUS.

            (c) ICARUS agrees to furnish reasonable advance notice to Primavera in writing prior to entering into an agreement to license from a third party project scheduling or project evaluation software, where such license permits ICARUS to market such project scheduling or project evaluation software for general license or sale to others. Primavera agrees to furnish reasonable advance notice to ICARUS in writing prior to entering into an agreement to license from a third party design or estimating software, where such license permits Primavera to market such design or estimating software for general license or sale to others.

      3.08 Rental or Loan of Product Kits.

            (a) ICARUS shall neither rent nor loan the Product Kits or the Enhancement Kits, provided, however, ICARUS shall have the right to loan to prospective End Users solely for evaluation purposes those Product Kits and Enhancement Kits furnished to ICARUS pursuant to subparagraph (b). ICARUS shall require by written agreement that its Affiliate and Dealers adhere to the terms of this provision.

            (b) Primavera shall, during the term of this Agreement, and upon written request from ICARUS, furnish to ICARUS at no charge (except as provided below) in each calendar year no more than twelve (12) Primavera Product Kits and any related Enhancement Kits for inclusion in Software Products for loan to prospective End Users. In no event shall the duration of any loan exceed sixty
(60) days. In the event the duration of any loan exceeds sixty (60) days, ICARUS shall pay to Primavera the applicable royalty for said Product Kit without regard to whether ICARUS invoices or collects funds from said prospective End User, or otherwise causes the termination of the loan period; provided, however, ICARUS may, subject to the limitations of the license grant, thereafter sell or license said Primavera Product Kit without incurring any additional royalty obligation to Primavera for said kit. ICARUS shall reimburse Primavera for the shipping costs incurred by Primavera in furnishing such Product Kits for loan.

      3.09 Internal Use; Training; Sales Demonstrations. Primavera shall, during the term of this Agreement, and upon written request from ICARUS, furnish to ICARUS at no charge in each calendar year Primavera Product Kits and any related Enhancement Kits for use by ICARUS, its Affiliate and Dealers, in the amounts set forth below, solely for their internal use, sales demonstrations, training and technical support. ICARUS shall pay to Primavera the shipping costs incurred by Primavera in furnishing same.





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      [*]

      3.10 License of Primavera Marks.

            (a) Primavera hereby grants to ICARUS for the term of this Agreement a worldwide non-exclusive right and license, but not the obligation, to use and sublicense to its Affiliate and Dealers the Primavera trademarks, service marks, brand names, and logos used by Primavera for the Primavera Software (the "Primavera Marks") in connection with the distribution, advertising and promotion of the Software Products, subject to the provisions of this Paragraph 3.10.

            (b) ICARUS acknowledges and agrees that except for the limited right to use the Primavera Marks to the extent herein setforth, ICARUS has no rights in the Primavera Marks. ICARUS acknowledges that Primavera owns and retains all proprietary rights in and to all Primavera Marks, and that ICARUS shall take no action or make any registration that would otherwise convey or grant an interest in said Primavera Marks. ICARUS agrees not to contest or take any action to contest Primavera's ownership of the Primavera Marks, or to use, employ or attempt to register any trademark, service mark, or tradename in any country in the world that is confusingly similar to the Primavera Marks.

            (c) ICARUS agrees that Primavera shall be the sole owner of any and all goodwill in the Primavera Marks built up in the United States and in any country in which the Software Products are distributed by ICARUS.

            (d) ICARUS shall take no action that impairs or otherwise tarnishes the Primavera Marks. ICARUS shall not remove or alter any Primavera Mark from the Product Kits or Enhancement Kits.

            (e) ICARUS shall require its Affiliate and Dealers to adhere to the terms of this provision, and shall take steps generally consistent with the monitoring of ICARUS's own marks to ensure that its Affiliate and Dealers use the Primavera Marks in accordance with the terms of the license herein.

            (f) ICARUS agrees to cooperate (at no cost to ICARUS) with Primavera to protect Primavera's ownership of and interest in the Primavera Marks. This cooperation includes prompt notice to Primavera of instances known to ICARUS in which a third party is using the Primavera Marks without authorization. Primavera shall have the right, but not the obligation, and shall bear all costs and expenses, to (i) institute and prosecute any

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actions for infringement of the Primavera Marks throughout the world; (ii)
defend any petition to cancel any registration of the Primavera Marks; and (iii) oppose any attempted use of or application to register any mark confusingly similar to, or a colorable imitation of, any of the Primavera Marks throughout the world. In the event that Primavera elects not to exercise the foregoing rights in any particular instance, ICARUS may, at its cost and expense, exercise such rights.

            (g) Nothing contained in this Agreement shall be deemed to grant to Primavera any rights to use, sublicense or otherwise, any trademarks, service marks, brand names, logos belonging to ICARUS; and Primavera agrees that ICARUS shall be the sole owner of any and all goodwill in the aforementioned, and Primavera shall take no action that impairs or otherwise tarnishes same.

      3.11  Misleading Practices; Unauthorized Warranties.

            (a) To protect and preserve the goodwill and image of Primavera and the Primavera Software, ICARUS agrees that it shall:

                     (i) refrain from publishing or using any misleading or deceptive advertising or promotional material with respect to the Primavera Software; and

                     (ii) refrain from making any representations, warranties or guarantees to its Affiliate, Dealers or End Users with respect to the specifications, features or capabilities of the Primavera Software or the Product Kits that are inconsistent with or in addition to the warranty contained in Primavera's End User License Agreement or the descriptions contained in the User Documentation.

            (b) ICARUS shall require that its Affiliate and Dealers agree in writing to abide by the terms of this provision.

            (c) ICARUS shall indemnify, defend and hold Primavera harmless against claims by third parties arising from a breach by ICARUS, its Affiliate or Dealers of this provision.

                                   ARTICLE IV
                                  PRODUCT KITS

      4.01 Manufacture of Product Kits. Primavera shall have the sole right to manufacture Primavera Product Kits, Demo Versions, and Enhancement Kits. ICARUS shall not manufacture such kits.

       4.02 Copy Protection Code. In the event ICARUS furnishes Primavera with copy protection software in object code form, Primavera shall, at the reasonable request of



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ICARUS, incorporate such software in the Licensed Software contained in the
Primavera Product Kits delivered to ICARUS hereunder.

      4.03 Product Kit Content; Revisions.

            (a) Primavera reserves the right at any time without liability or prior notice to ICARUS to (i) determine the contents of each Product Kit, and
(ii) revise such contents, provided, however, that the incorporation of any Upgrade or Update in the Primavera Software contained in the Product Kit shall be subject to the provisions of subparagraph (b).

            (b) Primavera shall furnish to ICARUS no less than thirty (30) day advance written notice of the commercial release by Primavera of any Upgrades or Updates to the Primavera Software, which notice shall describe generally the revisions reflected in such Upgrade or Update. ICARUS shall thereafter have the right, which it may exercise by furnishing written notice to Primavera, to order from Primavera Product Kits containing Primavera Software that incorporates such Update or Upgrade. In the absence of such written notice from ICARUS, Primavera shall, in fulfillment of Kit Orders from ICARUS, continue to ship to ICARUS Product Kits containing Primavera Software that does not incorporate such Upgrades or Updates. Nothing herein shall be deemed to preclude ICARUS from subsequently electing to receive such upgrade or update provided such upgrade or update remains available from Primavera.

            (c) Nothing in this Agreement shall be construed to impose on Primavera an obligation to develop or commercially release Upgrades to the Primavera Software.

      4.04 Revised Product Kits. In the event Primavera commercially releases revised Product Kits, ICARUS may exchange the Product Kits in its inventory for such revised Product Kits. ICARUS shall pay all shipping costs in connection with any such exchange.

      4.05 Initial Delivery of Product Kits. Within fourteen (14) days of the date of this Agreement, Primavera shall deliver to ICARUS an initial supply of 12 Product Kits for inclusion by ICARUS in the Software Products.

      4.06 Orders for Product Kits. Subsequent to the initial delivery of Product Kits pursuant to Paragraph 4.05, all future orders by ICARUS for Product Kits and Enhancement Kits shall be made pursuant to written Kit Orders.

      4.07 Shipment of Product Kits; Risk of Loss.

            (a) Primavera shall ship Product Kits and Enhancement Kits ordered by ICARUS within five (5) days of the date of receipt by Primavera of the Kit Order.

            (b) Primavera shall ship all Product Kits and Enhancement Kits F.O.B. Primavera's point of shipment to the ICARUS facilities designated in the Kit Order. Unless


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specified in the Kit Order, Primavera shall select the mode of shipment and the carrier. ICARUS shall pay all shipping, freight and insurance charges.

            (c) All risk of loss or damage for any Product Kits or Enhancement Kits shall pass to ICARUS upon delivery by Primavera to the freight carrier, to ICARUS, or to ICARUS's agent for delivery, whichever first occurs.

      4.08 Controlling Terms. The terms and conditions of this Agreement shall apply to each order accepted or shipped by Primavera. Any terms or conditions appearing on the face or reverse side of any Kit Order that are different or additional to the terms and conditions of this Agreement shall not be binding on the parties unless both parties hereto expressly agree in a separate writing to be bound by such different or additional terms and conditions. The terms and conditions of this Agreement shall govern in the event of any conflict between this Agreement and the terms of any Kit Order.

      4.09 Cancellation of Order by Primavera. Primavera reserves the right to cancel or suspend any Kit Order placed by ICARUS for Product Kits, or refuse or delay shipment thereof, if ICARUS fails to make payments as required herein.

      4.10 Cancellation of Order by ICARUS. ICARUS may cancel any Kit Order without fee ten (10) days or more before the confirmed shipping date of the Product Kits or Enhancement Kits.

      4.11 Primavera End User License Agreement. All Product Kits and Enhancement Kits (and Licensed Materials contained therein) furnished hereunder and distributed by ICARUS shall be subject to the terms and conditions of Primavera's End User License included in each Product Kit and Enhancement Kit, as may be amended by Primavera from time to time. ICARUS shall ensure that each End User shall receive such End User License.

      4.12 Security Interest. ICARUS hereby pledges, assigns and grants to Primavera, its successors and assigns a continuing security interest in and to all Product Kits and Enhancement Kits delivered by Primavera to ICARUS hereunder to secure payment in full to Primavera. ICARUS shall execute such UCC-1 forms and other documents reasonably requested by Primavera to perfect such security interest. Nothing herein shall be deemed to grant to Primavera a security interest in any ICARUS Software or Software Product.



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                                    ARTICLE V
                                 PRICES; PAYMENT

      5.01 Prices to ICARUS.

            (a) ICARUS shall pay to Primavera the following license fees:

                  (i) for each copy of a Software Product licensed for operation by End User on a single user system, a Base License Fee (as adjusted in subparagraph (b) below) based upon the number of single user systems as set forth in the "Single User Systems" license fee chart in Appendix A, and subject to the additional terms and conditions contained therein; and

                  (ii) for each copy of a Software Product licensed for operation by End User on network systems, a Base License Fee (as adjusted in subparagraph (b) below) based upon the number of simultaneous users in the End User organization, as set forth in the "LAN" license fee chart in Appendix A, and subject to the additional terms and conditions contained therein; and

                  [*]

                  In the event that an Enhancement Kit commercially released by Primavera contains an Update, not an Upgrade, ICARUS shall pay to Primavera for each Enhancement Kit only the shipping costs incurred by Primavera in furnishing such Enhancement Kit to ICARUS.

                  (iv) The Base License Fees set forth in subparagraphs (i) and
(ii) above shall be adjusted for inflation as set forth in subparagraph (b) below, and all pricing derived therefrom shall be likewise adjusted.

            (b) Commencing with calendar year 1996, the adjusted Base License Fee payable by ICARUS to Primavera for each additional copy of a Software Product licensed to an End User shall consist of the Base License Fee for each such copy, adjusted as of the commencement of each License Year during the term hereof, by any change in the Index now known as the United States Bureau of Labor Statistics, Consumer Price Index for all Urban Consumers, Washington, D.C. Metropolitan Area (1982-84 = 100) (hereinafter referred to as the Index), or its successor (or if discontinued its most nearly comparable


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successor) Index. Such adjustment shall be made by adding to the Base License
Fee, the product of the Base License Fee multiplied by a fraction

                  (i) the numerator of which is the difference between the Index figure for the latest month of January for which the index is available at the time of invoicing and the Index figure for the month of January for the First License Year, and

                  (ii) the denominator of which is the Index figure for the month of January of the First License Year.

       The result of the foregoing computation shall constitute the adjusted annual Base License Fees payable by ICARUS for each additional copy of a Software Product licensed by ICARUS during the then current License Year. In the event such Index is discontinued with no successor or comparable Index, then the parties shall attempt to agree upon a substitute formula for the determination of such License Fee adjustments in the basic License Fee to be paid hereunder, but if they are unable to agree upon a substitute formula within thirty (30) days, then the matter shall be determined by arbitration in accordance with the then applicable rules of the American Arbitration Association. However, any such substitute formula for License Fee adjustments whether arrived at by agreement of the parties or by arbitration, shall require such adjustments to be calculated and effected on the annual basis hereinbefore set forth.

      5.02 End User Identification Reports; Forecasts.

            (a) ICARUS shall submit to Primavera within thirty (30) days following the last day of each ICARUS corporate quarter, a quarterly report setting forth the names and addresses of each End User to which ICARUS, its Affiliate or Dealers distributed a Software Product or an Enhancement Kit during such quarter.

      5.03 Payments by ICARUS.

            (a) ICARUS shall pay to Primavera the license fees payable pursuant to Paragraph 5.01 for each copy of a Software Product or Enhancement Kit licensed to an End User within thirty (30) days following the last day of the ICARUS corporate quarter during which such Software Product or Enhancement Kit was licensed.

      5.04 Interest. Interest shall accrue on any delinquent amounts owed by ICARUS to Primavera hereunder at the rate of one and one-half percent (1.5%) per month, or the maximum rate permitted by applicable law, whichever is less.

      5.05 Taxes. ICARUS shall be responsible for and shall pay any and all taxes, duties, withholdings or similar charges that are due and payable by ICARUS directly to any governmental authority as a result of the distribution or licensing of the Software Products,


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including all sales, user, value-added, excise, personal property or other similar taxes imposed by any local, state or federal government or regulatory agency of any country.

      5.06 Records; Audit.

            (a) ICARUS shall maintain complete and accurate records sufficient to permit the computation of the license fees payable hereunder to Primavera. ICARUS shall, upon ten (10) days advance written notice by Primavera, but not more frequently than once each calendar year, permit reasonable inspection of such records by Primavera or its accountants at the offices of ICARUS during normal working hours. Primavera shall maintain in confidence and not use or disclose to third parties any of the information contained in or derived from such records without the prior written consent of ICARUS.

            (b) The cost of any audit shall be borne solely by Primavera, except that if any audit reveals an underpayment by ICARUS of royalties for any quarter of ten (10%) percent or more, ICARUS shall reimburse Primavera for all reasonable costs associated with the audit and Primavera shall have the right to audit the records maintained by ICARUS every six months from that time forth. If any audit reveals an understatement of ICARUS of the license fees due hereunder, ICARUS shall pay the amount of the understatement within ten (10) days of receiving written notice from Primavera, which shall include a copy of the audit report. If any audit reveals that ICARUS has overpaid the license fees, the amount of the overpayment shall be applied to reduce the amount of the next payment due from ICARUS, or at the election of ICARUS, shall be paid to ICARUS within ten (10) days. Nothing herein shall be deemed to preclude ICARUS from disputing the results of such audit.

            (c) This provision shall survive for one (1) year following the expiration or termination of this Agreement.

                                   ARTICLE VI
                       TECHNICAL SUPPORT; CONFIDENTIALITY

      6.01 Support to End Users. During the term of this Agreement, Primavera shall offer to End Users such technical support services as Primavera makes available to other end users of the Licensed Software at a price and under other terms and conditions that are substantially the same as those offered by Primavera to other similarly situated end users, including the applicability of Primavera's technical support policies with respect to superseded versions of the Licensed Software; provided, however, Primavera shall not offer, sell or distribute Enhancement Kits directly to End Users, regardless of whether they subscribe to Primavera's technical support services. The parties acknowledge and agree that ICARUS, its Affiliate and Dealers shall have sole opportunity and responsibility to order such Enhancement Kits from Primavera and distribute them to End Users.

       6.02 Support to ICARUS. Nothing in this Agreement shall be construed to obligate Primavera to furnish technical support, maintenance services or training of any kind to

ICARUS or to its Affiliate and Dealers, provided, however, any such support, maintenance or training shall upon request, be provided at Primavera's convenience to ICARUS at no greater charge than Primavera's charges its own customers.

      6.03 Confidentiality.

            (a) Each party may disclose to the other information concerning its Confidential Information as may be necessary to further the performance of this Agreement. Each party agrees to treat the other's Confidential Information in the manner prescribed herein.

            (b) Primavera and ICARUS shall protect the other's Confidential Information as follows:

                  (i) Except as specifically provided herein or otherwise permitted by the other party in writing, each party shall not disclose Confidential Information of the other party to third parties. Each party may disclose Confidential Information of the other party only to those employees and agents required to have knowledge of same to perform their duties pursuant to this Agreement. Each party shall require each such employee or agent to enter into a written non-disclosure agreement containing provisions substantially consistent with the terms hereof prior to the disclosure of Confidential Information to such employee or agent. Each party shall treat the Confidential Information of the other party with the same degree of care as it protects its own Confidential Information, and in no case less than a reasonable degree of care.

                  (ii) Except as may specifically be permitted herein, upon the termination of this Agreement, each party shall return to the other, or if so requested, destroy all Confidential Information in the other's possession or control, except such Confidential Information as may be reasonably necessary to exercise the rights that survive the termination of this Agreement, but solely to the extent and for the duration necessary.

            (c) The foregoing obligations of confidentiality shall not apply with respect to either party's Confidential Information to the extent that it:

                  (i) is within or later falls within the public domain through no fault of the party receiving the Confidential Information; or

                  (ii) is, or becomes, available to the receiving party from third parties who, in making such disclosure, have breached no written confidentiality agreement, fiduciary or other duty; or

                  (iii) is previously known by the receiving party; or

                  (iv) is independently developed by or for the receiving party without use of the Confidential Information.

                                   ARTICLE VII
                            WARRANTY; INDEMNIFICATION

      7.01 Warranty to ICARUS. Primavera hereby warrants to ICARUS that the Product Kits and Enhancement Kits, when and as delivered to ICARUS, shall be free from physical defects in materials and workmanship. This warranty shall apply only during the period commencing upon delivery of the Product Kit or Enhancement Kit and ending upon the later of (a) six (6) months after receipt by ICARUS of the Product Kit or Enhancement Kit or (b) six (6) months after delivery by ICARUS to an End User of the Enhancement Kit or Software Product containing the Product Kit. Notwithstanding the foregoing, to the extent any Primavera End User License contained in a Primavera Product Kit or Enhancement Kit extends to any End User Warranty coverage broader in scope, longer in duration or otherwise more comprehensive than the above warranty, then Primavera shall honor such broader, longer or more comprehensive warranty for such Product Kit or Enhancement Kit.

        7.02 Warranty to End Users. The sole and exclusive warranty of Primavera to End Users is set forth in the Primavera End User License Agreement contained in each Product Kit and Enhancement Kit, and Primavera makes no other warranties to or for the benefit of End Users in this Agreement.

        7.03 Replacement Requests; Returns. ICARUS shall -honor all requests from End Users for return or replacement of Product Kits or Enhancement Kits pursuant to the terms of the warranty from Primavera contained in Primavera's End User License Agreement. ICARUS shall require its Affiliate and Dealers to submit to it all such requests for returns and replacements by End Users.

      7.04 Exclusive Remedy; Replacement and Return Procedure.

            (a) Primavera shall replace defective Product Kits and Enhancement Kits that are returned to Primavera's point of shipment, freight prepaid, and this shall be the sole and exclusive remedy of ICARUS, its Affiliate, Dealers and End Users for any breach of Primavera's warranty, unless the Primavera End User License specifies other rights and/or remedies.

            (b) ICARUS shall request return authorization from Primavera prior to a return shipment of defective Product Kits or Enhancement Kits, or of Product Kit or Enhancement Kit returns by End Users, and Primavera shall provide annual reimbursement of freight charges for such returns. Primavera may, at its option, provide credit vouchers to ICARUS for the such kits replaced or returned based on the fees charged to ICARUS hereunder.

      7.05 Warranty Disclaimer. THE WARRANTY STATED IN PARAGRAPH 7.01 IS PRIMAVERA'S SOLE AND EXCLUSIVE WARRANTY TO ICARUS PERTAINING TO THE LICENSED MATERIALS, THE PRODUCT KITS AND THE ENHANCEMENT KITS, AND PRIMAVERA HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

       7.06 Exclusion of Consequential Damages; Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, OR TO ITS AFFILIATE DEALERS OR END USERS, FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF THE NATURE OF THE CLAIM, INCLUDING WITHOUT LIMITATION LOST PROFITS, COSTS OF DELAY, ANY FAILURE OF DELIVERY, COSTS OF LOST OR DAMAGED DATA OR DOCUMENTATION OR LIABILITIES TO THIRD PARTIES ARISING FROM ANY SOURCE. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, OR TO ITS AFFILIATE, DEALERS OR END USERS FOR DAMAGES IN EXCESS OF THE LICENSE FEES PAID BY ICARUS TO PRIMAVERA HEREUNDER; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION OF LIABILITY SHALL NOT OPERATE TO LIMIT THE LIABILITY OF ICARUS TO PRIMAVERA FOR INFRINGEMENT OF PRIMAVERA'S INTELLECTUAL PROPERTY RIGHTS IN THE LICENSED MATERIALS OR FOR PAYMENTS DUE UNDER THE TERMS OF THIS AGREEMENT.

       7.07 Limitation of Primavera Liability. IN THE EVENT THAT,
NOTWITHSTANDING PARAGRAPH 7.04 HEREOF, PRIMAVERA IS FOUND LIABLE FOR DAMAGES BASED ON ANY DEFECT OR NONCONFORMITY IN A PRODUCT KIT OR AN ENHANCEMENT KIT, ITS TOTAL LIABILITY FOR EACH DEFECTIVE KIT SHALL NOT EXCEED THE LICENSE FEE PAID BY ICARUS FOR SUCH KIT.

      7.08 Indemnification by Primavera. Primavera shall defend and hold ICARUS harmless from all claims, suits, damages and expenses (including attorney's fees) arising from a claim against ICARUS that the Licensed Materials infringe a United States patent, copyright, trademark or other intellectual property right, provided that Primavera receives prompt written notice of any such claim from ICARUS, and Primavera is afforded the opportunity to exercise sole control of the defense and all negotiations pertaining to such claim. Primavera shall also have the right, at its expense, either to procure the right for ICARUS to continue to distribute the Licensed Materials, or to replace or modify them so that they become non-infringing. If neither of the foregoing alternatives is available on terms that Primavera, in its sole discretion, deems desirable, ICARUS shall return to Primavera the infringing Product Kits or Enhancement Kits in its possession upon written request from Primavera, in which event Primavera shall refund to ICARUS the price paid, if any, by ICARUS for such returned kits.

       7.09 Notification of Infringement, Etc. ICARUS shall promptly notify Primavera of (a) any claims, allegations or notification that the marketing, licensing or use of the Licensed

Materials may or will infringe any patent, copyright, trademark or other intellectual property right of any other person or entity; (b) any determination or discovery that any person or entity is or may be infringing any patent, copyright, trademark or other intellectual property right owned by Primavera; and (c) any known failure of an End User to abide by the terms of Primavera's End User License Agreement.

       7.10 Indemnification. ICARUS shall defend, indemnify and hold Primavera harmless from any and all claims of loss or damage to property or injury to persons arising from the installation, use or possession of the Software Products by ICARUS, its Affiliate, Dealers, End Users or any other person.

                                  ARTICLE VIII
                                TERM; TERMINATION

      8.01 Term. This Agreement shall become effective as of the date first written above and continue for an initial term of ten (10) years, unless sooner terminated as provided herein. Thereafter, either party may terminate this Agreement upon ninety (90) days advance written notice to the other party.

      8.02 Termination for Material Breach. Either party may, at its option, terminate this Agreement in the event of a material breach by the other party. Such termination may be effected only through a written notice to the other party, specifically identifying the breach or breaches on which termination is based. Following receipt of such notice, the party in breach shall have sixty
(60) days to cure such breach or breaches, said cure period to proceed simultaneously with the dispute resolution procedure, if any, conducted pursuant to Paragraph 9.12 hereof, and this Agreement shall terminate in the event that such cure is not made by the end of such period. In the event that the parties dispute either the existence of a material breach or the adequacy of attempted cure, and either party submits such dispute to arbitration under Paragraph 9.13 hereof, the termination shall not be deemed effective until the arbitrator renders a final decision finding an uncured material breach, provided, however, that the termination shall be deemed effective if arbitration pursuant to Paragraph 9.13 hereof is not initiated within fifteen (15) days after the progressive dispute negotiation procedures under Paragraph 9.12 hereof are complete. Either party may cure an alleged breach without waiving its right to dispute resolution and arbitration as herein set forth, and shall be entitled as part of a favorable arbitrator's decision to be compensated for payments made to effect such cure or the payments due for Licensed software or services delivered, as the case may be, to which it would have been entitled under this Agreement.

      8.03 Bankruptcy. If either party files a petition in bankruptcy (or is the subject of an involuntary petition in bankruptcy that is not dismissed within sixty (60) days after the effective filing date thereof); or is or becomes insolvent; or enters into any formal arrangement with its creditors, or ceases doing business in the ordinary course; or admits of a general inability to pay its debts as they become due; then the other party shall have the right to terminate this Agreement upon thirty (30) days written notice.

      8.04 Survival. Upon termination of this Agreement, ICARUS, its Affiliate and Dealers may distribute to End Users their remaining inventory of Software Products, provided that ICARUS remit to Primavera all license fees due and payable hereunder by reason of the distribution of such remaining inventory. End Users as of the effective date of expiration or termination of this Agreement and End Users that license the remaining inventory of Software Products pursuant to this Paragraph 8.04 shall have a continuing right to use the Licensed Materials in accordance with the terms of Primavera's End User License. Paragraphs 3.03, 3.04, 3.11, 6.03, 7.08, 7.10 and 8.04, and Articles VII and IX
hereof shall also survive the termination of this Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

      9.01 Entire Agreement. This Agreement, together with the Appendices hereto, collectively set forth the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and, except as specifically provided herein, supersede and merge all prior oral and written agreements, discussions and understandings between the parties with respect to the subject matter hereof, and neither of the parties shall be bound by any conditions, inducements or representations other than as expressly provided for herein.

      9.02 Independent Contractors. In making and performing this Agreement, Primavera and ICARUS act and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between them. At no time shall either party make commitments or incur any charges or expenses for or in the name of the other party.

      9.03 Notices. Any notice required or permitted to be given hereunder, shall, except where specifically provided otherwise, be given in writing to the person listed below by registered mail or overnight delivery service, and the date upon which any such notice is received at the designated address shall be deemed to be the date of such notice. Any notice shall be delivered as follows:

 If to ICARUS:            ICARUS Corporation
                          11300 Rockville Pike
                          Rockville, Maryland 20852
                          Attention: President

If to Primavera:         Primavera Systems, Inc.
                         Two Bala Plaza
                         Bala Cynwyd, Pennsylvania 19004
                         Attention: Joel M. Koppelman
                         President

or addressed to such other address as that party may have given by written notice in accordance with this provision.

      9.04 Amendments; Modifications. This Agreement may not be amended or modified except in a writing duly executed by the parties hereto.

      9.05 Assignment. Neither party may assign this Agreement, or any part thereof, without the prior written consent of the other party.

       9.06 Severability. The provisions of this Agreement shall be severable, and if any of them are held invalid or unenforceable for any reason, such provision shall be adjusted to the minimum extent necessary to cure such invalidity. The invalidity or unenforceability of one or more of the provisions contained in this Agreement shall not affect any other provisions of this Agreement.

      9.07 Waivers. Any delay or forbearance by either party in exercising any right hereunder shall not be deemed a waiver of that right.

      9.08 Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Delaware.

      9.09 Disclaimer of UN Convention on Sale of Goods. PURSUANT TO ARTICLE 6 OF THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS ("UN CONVENTION"), THE PARTIES AGREE THAT THE UN CONVENTION SHALL NOT APPLY TO THIS AGREEMENT.

      9.10 Export Controls.

            (a) ICARUS shall cooperate (but at no cost to ICARUS) with Primavera as reasonably necessary to permit Primavera to comply with the laws and administrative regulations of the United States relating to the control of exports of commodities and technical data ("Export Laws").

            (b) ICARUS hereby assures Primavera that ICARUS will not export or re-export directly or indirectly (including via remote access) any part of the Licensed Materials or the Product Kits (including any Confidential Information) to any country for which a validated license is required for such export or re-export under the Export Laws without first obtaining such a validated license.

            (c) ICARUS will defend Primavera against any and all claims, and indemnify Primavera against any and all losses or expenses, arising from or otherwise in respect of any asserted violation of the Export Laws by ICARUS, provided that Primavera shall furnish ICARUS with assistance and information and cooperate with ICARUS in the defense of any such claim.

      9.11 Force Majeure. Neither ICARUS, its Affiliate and Dealers nor Primavera shall be liable for failure or delay of performance hereunder if occasioned by force majeure, including war, declared or undeclared, fire, flood, interruption of transportation, embargo, accident, explosion, inability to procure, or shortage of supply of materials, equipment or production facilities, governmental orders, regulations, restrictions, priorities or rationing, or by strike, lockout, or other labor troubles, or any other cause beyond the control of the party claiming that its failure of performance was occasioned by force majeure. Any suspension of performance by reason of this paragraph shall be limited to the period during which such cause or failure exists, but such suspension shall not affect the term of this Agreement as heretofore defined.

      9.12 Progressive Dispute Negotiation Procedure.

            (a) This paragraph will govern any dispute between Primavera and ICARUS arising from or related to the subject matter of this Agreement that is not resolved by agreement between their respective personnel responsible for day to day administration and performance of this Agreement.

            (b) Prior to the filing of any suit with respect to such a dispute (other than a suit seeking injunctive relief with respect to intellectual property rights), the party believing itself aggrieved (the " Invoking Party") will call for progressive management involvement in the dispute negotiation by notice to the other party. Such a notice will be without prejudice to the Invoking Party's right to any other remedy permitted by this Agreement.

             (c) Primavera and ICARUS will use their best efforts to arrange personal meetings and/or telephone conferences as needed, at mutually convenient times and places, between their negotiators at the following successive management levels, each of which will have a period of allotted time as specified below in which to attempt to resolve the dispute:

                        PRIMAVERA           ICARUS          ALLOTTED TIME

FIRST LEVEL         Manager ________   Manager _______   7 bus. days
SECOND LEVEL        CEO __________     CEO __________    15 days

            (d) The allotted time for the first-level negotiators will begin on the effective date of the Invoking Party's notice.

             (e) If a resolution is not achieved by the negotiators at any given management level at the end of their allotted time, then the allotted time for the negotiators at the next management level, if any, will begin immediately.

            (f) If a resolution is not achieved by negotiators at the final management level within their allotted time, then either party may within ten
(10) business days request mediation to resolve the dispute.

            (g) The Mediation Rules of the American Arbitration Association shall be used unless Primavera and ICARUS agree otherwise.

            (h) The mediation shall take place in the city of the party that is not the Invoking Party.

            (i) The allotted period for completion of the mediation shall be thirty (30) days.

            (j) If a resolution is not achieved by mediation within the allotted time or if mediation is not requested within the permitted ten-day period, then either party may file an arbitration demand or other permitted action to resolve the dispute.

      9.13 Arbitration. In the event a dispute between the parties arising under this Agreement is not resolved using the procedures of Paragraph 9.12, the parties shall submit to binding arbitration before a single arbitrator in Wilmington, Delaware, under the Commercial Arbitration Rules of the American Arbitration Association, except that temporary restraining orders or preliminary injunctions, or their equivalent in any country of the world, may be obtained from any court of competent jurisdiction. The pre-hearing and hearing proceedings in the arbitration shall be generally governed by the Federal Rules of Civil Procedure and the judicial precedent interpreting those rules. The decision of the arbitrator shall be final and binding with respect to the dispute subject to the arbitration and shall be enforceable in any court of competent jurisdiction. Each party shall bear its own expenses, attorney's fees and costs incurred in such arbitration.

      9.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one Agreement.

      9.15 Construction. This Agreement is the product of joint draftsmanship and shall not be construed against one party more strictly than against the other.

      9.16 Confidentiality of Agreement. The pricing (Paragraph 5.01) terms of this Agreement shall remain confidential, except to the extent disclosure may be necessary in conjunction with enforcement of any term hereof, and on an as needed basis to either party's accountants, lawyers and other professional advisors, and to ICARUS' Affiliates.

      9.17 Headings. The headings in this Agreement are inserted merely for the purpose of convenience and shall not affect the meaning or interpretation of this Agreement.

      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement as of the day and year first above written.


ATTEST:                            PRIMAVERA SYSTEMS, INC.




/s/ Mary R. Welloch                BY:/s/ Joel M. Koppelman
--------------------------         -------------------------
                                   TITLE: President
                                         -------------------

ATTEST:                            ICARUS CORPORATION




/s/ Lucy Brown                     BY:/s/ Herbert G. Blecker
--------------------------         -------------------------
                                   TITLE: President
                                         -------------------

                      APPENDIX A --PRIMAVERA PRICE SCHEDULE
                   PRIMAVERA PROJECT PLANNER AND FINEST HOUR

        NUMBER OF               BASE LICENSE FEE           EACH ADDITIONAL
     SIMULTANEOUS LAN            (LAN PRICE FOR           SIMULTANEOUS USER
     USERS (QUANTITY)             SIMULTANEOUS            (EACH ADDITIONAL)
                            USERS ON SAME FILESERVER)

            [*]

                               SINGLE USER SYSTEMS

  NUMBER OF SINGLE USER     BASE LICENSE FEE - BULK  EACH ADDITIONAL SYSTEM -
         SYSTEMS             PRICE (BULK PRICE FOR          BULK PRICE
                             SEPARATE SINGLE USER    (BULK INCREMENTAL PRICE)
                                     UNITS)

           [*]



Terms and conditions:

-  Prices are in U.S. Dollars.

- LAN pricing is for the product installed on a single fileserver. The LAN product is not separable into independent units.

- Bunk pricing is only valid for quantities ordered on the same purchase order for the same delivery date to the same end user organization. The bulk packs may not be shared among purchasers.

- For quantities not specifically listed, use the incremental price from the next lower tier.


-------------
   [*] This information has been omitted pursuant to a request for confidential treatment.